UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2012

SUMMER ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35496	20-2722022
(Commission File Number)	(I.R.S. Employer Identification No.)

800 Bering Drive, Suite 260
Houston, Texas 77057
(Address of principal executive offices)

(713) 375-2790
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President, Chief Executive Officer and Director; Reassignment of Former President and Chief Executive Officer; Resignation of Director

Effective January 21, 2013, the Board of Directors (the “Board”) of Summer Energy Holdings, Inc. (the “Company”) appointed Neil M. Leibman, 52, to serve as the President and Chief Executive Officer of the Company. Prior to this appointment, since 2006, Mr. Leibman was Chairman and CEO of Aspen Pipeline, LP, a company which develops and operates midstream pipeline projects, primarily in Texas.  Since 2006 Mr. Leibman has been an officer of Horizon Power and Light, LLC (“Horizon”) and REP Energy, LLC (“REP Energy”).  Horizon and REP Energy are both retail electric providers in other states; however neither Horizon nor REP Energy is a competitor of the Company.  Mr. Leibman served, from 2001-2005, as Chairman and CEO of Gexa Energy Corp., a pioneer in the Texas retail electricity marketplace, where he helped grow the company from a start-up to an established firm with revenues of $500 million, and also oversaw the sale of such company to FPL Group, Inc. (NYSE: FPL) in June 2005.  Prior to his time at Gexa, Mr. Leibman was an entrepreneur and corporate attorney, investing in and advising a variety of companies.  Mr. Leibman currently serves on the board of the Texas Rangers, the Texas Rangers Foundation, Tumbleweed Resources, LLC and the St. Francis Episcopal Day School.  Mr. Leibman has previously served as a director of both private and public companies, as well as a director of various charitable organizations.  Mr. Leibman received a BA from Emory University and a Masters of Business Administration and Juris Doctorate, with honors, from the State University of New York, Buffalo.  Mr. Leibman’s industry experience has given him extensive knowledge of the Company’s business model and brings leadership and unique perspective to the Company and the Board.

 Roderick L. Danielson, the Company’s former President and Chief Executive Officer, will now serve as the Company’s President of Supply Management.  In such position, Mr. Danielson will continue to oversee risk management, wholesale power purchases, customer load forecasting, balancing, settlement, and scheduling functions for the Company.

In addition, Mr. Danielson has resigned as a member of the Board.  Mr. Leibman will now serve as a member of the Board, filling the vacancy created by Mr. Danielson’s resignation.

The Company and Mr. Leibman entered into an employment agreement as of his joining the Company on January 21, 2013 which continues through December 31, 2014.  The employment agreement will automatically renew for subsequent 12 month terms unless either party provides advance written notice to the other that such party does not wish to renew the agreement for a subsequent 12 months.  Mr. Leibman’s compensation, set forth in the employment agreement, includes an annual base salary of $60,000.  Mr. Leibman will also receive 250,000 options to purchase common stock of the Company.  One-half of the options will vest on December 31, 2013 and the remaining one-half will vest on December 31, 2014.  He will also be eligible to receive two future grants of 50,000 options to purchase common stock of the Company upon reaching certain milestones related to the number of retail electricity customers of the Company.  The stock options were issued pursuant to the Company’s 2012 Stock Option and Stock Award Plan.

The employment agreement contains customary provisions for termination for Cause (as defined in the employment agreement).  In the event Mr. Leibman is terminated without Cause or resigns for Good Reason (as defined in the employment agreement), Mr. Leibman will be entitled to receive severance pay consisting of (i) six (6) months of his base salary in effect immediately prior to such termination; and (ii) all unvested stock options granted to Mr. Leibman pursuant to the employment agreement will accelerate and immediately vest on such date of termination. In the event of a Change of Control of the Company (as defined in the employment agreement), all of Mr. Leibman’s unvested stock options granted to him by the Company pursuant to the employment agreement shall immediately vest.

Mr. Leibman is also subject to a non-solicitation and non-compete covenant for a period of two (2) years following the termination of Mr. Leibman’s employment for any reason.

The foregoing summary of the terms of the employment agreement between the Company and Mr. Leibman are qualified in their entirety to the actual terms of the employment agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Family Relationships

Mr. Leibman does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

As previously reported on the Company’s Form 8-K filed December 6, 2013, Mr. Leibman is a party to a three (3) year credit facility agreement (the “Credit Facility Agreement”) dated November 30, 2011 with the Company.  Pursuant to the Credit Facility Agreement, the Company agreed to pay Mr. Leibman $100,000, or, at Mr. Leibman’s election, common stock of the Company, in exchange for acting as a surety in connection with a $250,000 line of credit from a financial institution and certain extensions of credit by critical vendors that are necessary for the Company to carry out its business.  Pursuant to the Credit Facility Agreement and an election by Mr. Leibman, the Company issued 757,576 shares of common stock to Mr. Leibman on December 3, 2012.  As a result of his appointment as an officer and director of the Company, Mr. Leibman is considered a related person to the Company as of January 21, 2013.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                      Exhibit

10.1                      Neil M. Leibman Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 2013

SUMMER ENERGY HOLDINGS, INC.

By:	/s/ Jaleea P. George
Jaleea P. George
Chief Financial Officer